                                                                    Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the GenCorp Inc. 1999 Equity and Performance Incentive Plan of our reports (a) dated January 12, 1999, with respect to the consolidated financial statements of GenCorp Inc. included in its Annual Report (Form 10-K) for the year ended November 30, 1998, and (b) dated April 16, 1999, with respect to the financial statements of GenCorp Inc.'s Retirement Savings Plan and Profit Sharing Retirement and Savings Plan for Salaried Employees of GenCorp Inc. and Certain Subsidiary Companies included in the Plans' Annual Reports (Form 11-K) for the year ended October 31, 1998, filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP



Akron, Ohio
November 30, 1999